Exhibit 21

The following are subsidiaries of The Bear Stearns Companies Inc. as of November 30, 2003 and the jurisdictions in which they are organized. The names of certain subsidiaries have been omitted because in the aggregate they do not constitute a significant subsidiary as determined by the Company.

                                                 Jurisdiction of
                                                 Incorporation/
Subsidiary                                       Organization

Bear, Stearns & Co. Inc.                         Delaware

Bear, Stearns Securities Corp.                   Delaware

Bear Stearns International Limited               United Kingdom

Bear Stearns Capital Markets Inc.                Delaware

Bear Stearns Mortgage Capital Corporation        Delaware

EMC Mortgage Corporation                         Delaware

Bear Stearns Forex Inc.                          Delaware

Custodial Trust Company                          New Jersey

Bear Stearns Bank plc                            Ireland

Bear Stearns Financial Products Inc.             Delaware

Bear Stearns Global Lending Limited              Cayman Islands

Bear Stearns Credit Products Inc.                Delaware